Exhibit (e)(1)(c)

Addendum to Distribution Agreement

Dated September 30, 2005

Between

ALPS Distributors, Inc.

and

Forward Funds

THIS ADDENDUM is made as of December 31, 2010, by and between ALPS Distributors, Inc. (“ALPS”), and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005 as amended on April 9, 2007;

WHEREAS, the Board of Trustees of the Fund approved on September 22, 2010, the Forward Tactical Enhanced Fund, a new series of the Fund effective December 31, 2010;

WHEREAS, the Board of Trustees of the Fund approved on December [    ], 2010, the Forward Commodity Long/Short Strategy Fund, a new series of the Fund effective December 31, 2010;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect revised Schedule A - List of Portfolios.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Forward Funds

By:		By:
Name:	Thomas A. Carter	Name:	J. Alan Reid, Jr.
Title:	President	Title:	President

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of December 31, 2010

Forward Aggressive Growth Allocation Fund	Forward International Real Estate Fund

Forward Balanced Allocation Fund	Forward International Small Companies Fund

Forward Banking and Finance Fund	Forward Investment Grade Fixed-Income Fund

Forward Commodity Long/Short Strategy Fund	Forward Large Cap Equity Fund

Forward Emerging Markets Fund	Forward Large Cap Growth Fund

Forward Focus Fund	Forward Large Cap Value Fund

Forward Frontier MarketStrat Fund	Forward Long/Short Credit Analysis Fund

Forward Global Infrastructure Fund	Forward Mortgage Securities Fund

Forward Growth & Income Allocation Fund	Forward Real Estate Fund

Forward Growth Allocation Fund	Forward Select Income Fund

Forward Growth Fund	Forward Small Cap Equity Fund

Forward High Yield Bond Fund	Forward SMIDPlus Fund

Forward HITR Fund*	Forward Strategic Alternatives Fund

Forward Income & Growth Allocation Fund	Forward Strategic Realty Fund

Forward Income Allocation Fund	Forward Tactical Enhanced Fund

Forward International Dividend Fund	Forward Tactical Growth Fund

Forward International Equity Fund	Forward U.S. Government Money Fund

Forward International Fixed Income Fund

*	Fund has yet to commence operations